Exhibit 23.1



CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 25, 2008, relating to the financial statements and financial statement schedule of Gulf Power Company (which report on the financial statements expresses an unqualified opinion and an explanatory paragraph concerning a change in method of accounting for the funded status of defined benefit pension and other postretirement plans in 2006), appearing in the Annual Report on Form 10-K of Gulf Power Company for the year ended December 31, 2007, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/Deloitte & Touche LLP

Atlanta, Georgia
March 12, 2008